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                             Amendment No. 1, Dated
                            as of November 20, 2000,
                      to the Amended and Restated Agreement
                           and Plan of Merger between
                    CE Computer Equipment AG and TREEV, Inc.,
                        dated as of November 19, 1999 and
                     amended and restated as of May 8, 2000


                  Amendment No. 1, dated as of November 20, 2000 (this "Amendment"), to the Amended and Restated Agreement and Plan of Merger between CE Computer Equipment AG ("Parent") and TREEV, Inc. (the "Company"), dated as of November 19, 1999 and amended and restated as of May 8, 2000 (the "Merger Agreement").

                  Preliminary Statements

                  Parent and the Company are parties to the Merger Agreement. Capitalized terms not otherwise defined herein have the same meanings as specified in the Merger Agreement.

                  Parent and the Company desire to amend the Merger Agreement as described herein.

                  In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Company hereby agree as follows:

1. Contribution Agent; Formation of Merger Sub. From and after the date hereof, Section 1.01 of the Merger Agreement shall be amended in full to read as follows:

                  "Parent shall appoint a contribution agent in connection with the Share Exchange (as defined below) and the delivery of the Parent Ordinary Shares (as defined below) to former stockholders, optionholders and warrantholders of the Company (the "Contribution Agent"). Parent shall enter into a Contribution Agent Agreement with the Contribution Agent in form and substance reasonably satisfactory to Parent and the Company, which agreement shall set forth the duties, responsibilities and obligations of the Contribution Agent consistent with the terms of this Agreement. Following the execution of such Contribution Agent Agreement, the Contribution Agent shall cause to be incorporated pursuant to the DGCL a corporation which shall be a constituent company in the Merger (the "Merger Sub") and which shall not transact any business other than participating in the Merger as described herein. Solely to accommodate the transactions described in this Article I and Article II, the Contribution Agent shall hold, as the agent of Parent, all the issued and outstanding shares of common stock, par value $.01 per share, of the Merger Sub (the "Merger Sub Common Stock")."

2. Effective Time; Closing. From and after the date hereof, the first sentence of Section 1.03 of the Merger Agreement shall be amended in full to read as follows:

                  "As soon as possible after the expiration of the Option and Warrant Exchange, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL; provided, however, that the Merger shall not be consummated and the Certificate of Merger shall not be filed prior to January 1, 2001."

3. Officers. From and after the date hereof, Exhibit A of the Merger Agreement shall be amended in full to read as set forth in Annex 1 hereto.

4. Share Exchange; Conversion of Securities; Exchange of Certificates. From and after the date hereof, Article II of the Merger Agreement shall be amended in full to read as follows:

                                   "ARTICLE II

              SHARE EXCHANGE; CONVERSION OF SECURITIES; EXCHANGE OF
                                  CERTIFICATES

                  SECTION 2.01. The Share Exchange. Consistent with the terms of this Agreement, as soon as possible after the Effective Time, the Contribution Agent shall contribute, for the account of the former stockholders of the Company all of the issued and outstanding shares of Surviving Corporation Common Stock (as defined below) to Parent as a transfer-in-kind, and Parent shall issue the Parent Ordinary Shares (as defined below) to be issued in connection with the Merger and the Option and Warrant Exchange (the "Merger Consideration") and shall cause the Merger Consideration to be delivered to the Exchange Agent (as defined below) for the account of the Contribution Agent and for the benefit of the former stockholders of the Company and the former Company Optionholders and Company Warrantholders who validly accept the Option and Warrant Exchange (the "Share Exchange"). Subject to Section 6.14, the Share Exchange shall be effected in accordance with ss.ss. 203, 185 et seq. (including in particular ss. 187) of the German Stock Corporation Law (Aktiengesetz) by registering the implementation of the increase of the stated share capital of Parent with the commercial register (Handelsregister) for Parent. At the Effective Time, the obligation of the parties to effect the Share Exchange shall be unconditional (it being understood that Parent's obligation to effect the aforementioned capital increase shall be conditioned on the completion of the Contribution Agent's transfer-in-kind of the shares of Surviving Corporation Common Stock).

                  SECTION 2.02. Conversion of Company Common Stock and Series A Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, the Company or the holders of any share of

Company Common Stock or of any share of Series A Cumulative Convertible Preferred Stock, par value $.0001 per share, of the Company (the "Series A Preferred Stock"), the outstanding Company Common Stock and Series A Preferred Stock shall be converted as follows:

               (a) each share of Company Common Stock held in the treasury of the Company or owned by Parent or any direct wholly owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto;

               (b) each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted, subject to Section 2.05, into the right to receive the greater of (the "Series A Preferred Stock Exchange Ratio") (i) that number of Parent American Depositary Shares ("Parent ADSs"), each representing one ordinary share, without par value, of Parent (the "Parent Ordinary Shares"), equal to $10.00 divided by the Parent Average Closing Price (as defined below) and (ii) that number of Parent ADSs equal to a fraction (x) the numerator of which is the sum of (A) 0.84 plus (B) 1.20 multiplied by the product of (1) 1.92 and (2) the average closing price per share of Company Common Stock as reported on the NASDAQ National Market System ("NASDAQ") during the period commencing on the 17th trading day prior to the Company Stockholders' Meeting and ending on the third trading day prior to the Company Stockholders' Meeting (the "Determination Period"), and (y) the denominator of which is the Parent Average Closing Price (it being understood and agreed that any share of Series A Preferred Stock held by a person who is an affiliate (as defined under the Securities Act) of the Company at the record date for the Company Stockholders' Meeting or who is an affiliate (as defined under the Securities
               Act) of Parent will not be converted into the right to receive Parent ADSs, but will instead be converted into the right to receive an equal number of Parent Ordinary Shares). For purposes of this Section 2.02 and Section 2.04, the "Parent Average
               Closing Price" shall be the average closing price per Parent Ordinary Share as reported on the Neuer Markt segment of the
               Frankfurt Stock Exchange (the "Neuer Markt") during the Determination Period converted into U.S. dollars at the average noon buying rate in New York City for cable transfers in Euros as certified for customs purposes by the Federal Reserve Bank of New York during the Determination Period;

               (c) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted, subject to Section 2.05, into the right to receive that number of Parent ADSs (the "Common Stock Exchange Ratio") equal to a fraction (i) the numerator of which is 6,650,000 (which number takes into account Parent's one-to-five stock split approved on August 2, 2000) less the maximum aggregate number of Parent Ordinary Shares and Parent ADSs issuable pursuant to paragraph
               (b) of  this  Section  2.02  and  paragraphs  (a)(ii)  and (b) of
               Section 2.04 and (ii) the denominator of which is the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (it being understood and agreed that any share of Company Common Stock held by a person who is an affiliate (as defined under the Securities Act) of the Company at the record date for the Company Stockholders' Meeting or who is an affiliate (as defined under the Securities Act) of Parent will not be converted into the right to receive Parent ADSs, but will instead be converted into the right to receive an equal number of Parent Ordinary Shares);

               (d) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock");

               (e) to the extent that any person would otherwise be entitled to receive a fraction of a Parent Ordinary Share or Parent ADS pursuant to this Section 2.02, such fraction shall be treated in accordance with Section 2.06; and

               (f) in no event shall the aggregate number of Parent Ordinary Shares and Parent ADSs issuable in connection with the Merger, the Share Exchange and the Option and Warrant Exchange exceed 6,650,000.

     SECTION 2.03. Exchange of Shares of Company Common Stock and Series A Preferred Stock.


     (a) Exchange Fund. Parent shall, for the account of the Contribution Agent, deposit with a bank or trust company designated by Parent (the "Exchange Agent"), for the benefit of the former stockholders of the Company and the former Company Optionholders and Company Warrantholders who have validly accepted the Option and Warrant Exchange, for exchange in accordance with this Article II, certificates representing the Merger Consideration to which the Contribution Agent shall have become entitled pursuant to the Share Exchange. The Contribution Agent shall direct the Exchange Agent to distribute to each such former Company Optionholder and Company Warrantholder the Merger Consideration allocable to such holder pursuant to the Option and Warrant Exchange. The aggregate Merger Consideration issued by Parent in connection with the Merger and transferred to the Exchange Agent for the account of the Contribution Agent, pursuant to Section 2.01 and this Section 2.03 (excluding the Merger Consideration referred to in the preceding sentence), together with any dividends or other distributions with respect to Parent Ordinary Shares to be made pursuant to Section 2.03(c), is referred to herein as the "Exchange Fund".

     (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent will mail to each record holder of shares of Company Common Stock and each record holder of shares of Series A Preferred Stock immediately prior to the Effective Time, a form of letter of transmittal which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates formerly evidencing shares of Company Common Stock or shares of Series A Preferred Stock (together, the "Old Company Certificates") to the Exchange Agent and instructions for use in effecting the surrender to the Exchange Agent of
     Old Company Certificates in exchange for Parent ADSs or Parent Ordinary Shares. The letter of transmittal shall contain such other terms and conditions as Parent and the Company shall reasonably specify. Upon surrender of an Old Company Certificate to the Exchange Agent, together with a letter of transmittal duly executed and completed in accordance with the instructions thereto, and any other documents reasonably required by the Exchange Agent or Parent and the Company, (i) the holder of such Old Company Certificate shall be entitled to receive in exchange therefor (x) (A) if such holder was an affiliate of the Company at the record date for the Company Stockholders' Meeting or will be an affiliate of Parent immediately after the Effective Time, a certificate evidencing the number of whole Parent Ordinary Shares and a check for cash in lieu of any fractional Parent Ordinary Shares into which the shares of Company Common Stock or Series A Preferred Stock previously evidenced by such Old Company Certificate shall have been converted into the right to receive at the Effective Time or (B) if such holder neither was an affiliate of the Company at the record date for the Company Stockholders' Meeting nor will be an affiliate of Parent immediately after the Effective Time, an American Depositary Receipt ("ADR") registered in the name of such holder evidencing the number of whole Parent ADSs and a check for cash in lieu of any fractional Parent ADS into which the shares of Company Common Stock or Series A Preferred Stock previously evidenced by such Old Company Certificate shall have been converted into the right to receive at the Effective Time and (y) if applicable, a check payable to such holder representing the payment of any dividends and distributions pursuant to Section 2.03(c), and (ii) such Old Company Certificate shall forthwith be cancelled. If any cash is to be paid to, or any certificate evidencing Parent Ordinary Shares or any ADR evidencing Parent ADSs is to be issued in the name of, a person other than the person in whose name the Old Company Certificate so surrendered in exchange therefor is registered, it shall be a condition of the payment or issuance that the Old Company Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the payment of cash to, or the issuance of a certificate evidencing Parent Ordinary Shares or an ADR evidencing Parent ADSs in the name of, a person other than the registered holder of the Old Company Certificate so surrendered or shall establish to the satisfaction of the Exchange Agent and Parent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.03, each Old Company Certificate shall, at and after the Effective Time, represent for all purposes only the right to receive Parent Ordinary Shares or Parent ADSs, cash in lieu of any fractional Parent Ordinary Share or Parent ADS and any dividends and distributions as provided in Section 2.03(c), if any.

     (c) Dividends; Distributions. No dividends or other distributions declared after the Effective Time on Parent Ordinary Shares or Parent ADSs and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Old Company Certificates with respect to which the Parent Ordinary Shares or Parent ADSs shall have been issued in the Merger. All such dividends or other distributions shall be paid to the Exchange Agent (on behalf of holders of unsurrendered Old Company Certificates) and shall be included in the Exchange Fund, in each case until such Old Company Certificates shall be surrendered as provided herein, but (i) upon such surrender there shall be paid to the person in whose name the certificates evidencing such Parent Ordinary Shares, or ADRs evidencing such Parent ADSs, shall be issued and registered the amount of dividends theretofore paid with respect to such Parent Ordinary Shares or Parent ADSs as of any date subsequent to the Effective Time, and (ii) at the appropriate payment date or as soon as practicable thereafter, there shall be paid to such person the amount of dividends with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Parent Ordinary Shares or Parent ADSs, subject in any case to any applicable abandoned property, escheat and similar laws. No interest shall be payable with respect to the payment of such dividends on the surrender of any outstanding Old Company Certificates.

     (d) No Further Rights in Company Common Stock and Series A Preferred Stock. All Parent Ordinary Shares (including those evidenced by Parent ADSs) issued upon conversion of the Company Common Stock and the Series A Preferred Stock in accordance with the terms hereof (including any cash paid pursuant to Sections 2.03(b) and 2.03(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Stock and the Series A Preferred Stock.

     (e) Transfer Books. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving
     Corporation of shares of Company Common Stock and shares of Series A Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Company Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for ADRs evidencing Parent ADSs (or certificates evidencing Parent Ordinary Shares) or cash, or both, in accordance with the procedures set forth in this
     Article II.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Old Company Certificates one year after the Effective Time shall be delivered by the Exchange Agent to a depositary bank designated by Parent, upon demand, whereupon such depositary bank shall hold the Exchange Fund on behalf of holders of unsurrendered Old Company Certificates, and any holders of the Old Company Certificates who have not theretofore complied with this Section 2.03 shall thereafter look only to Parent or such depositary bank for payment of their claim for Merger Consideration and any dividends or distributions with respect to Parent Ordinary Shares or Parent ADSs and Parent shall cause the depositary bank to satisfy such claim. Such depositary bank shall maintain an office in the City of New York where holders of Old Company Certificates may comply with this Article II. No interest shall be paid in respect of any property or amounts held in the Exchange Fund.

     (g) Withholding Taxes. Each of the Exchange Agent and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Old Company Certificates, any Company Optionholder (as defined below) or any Company Warrantholder (as defined below) such property or amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax law. To the extent that any property or amounts are so withheld by the Exchange Agent or Parent, as the case may be, such withholdings shall be treated for all purposes of this Agreement as having been paid to the holder of the Old Company Certificate, the Company Stock Option (as defined below) or the Warrant (as defined below) in respect of which such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

     (h) No Liability. None of Parent, the Surviving Corporation, the Contribution Agent or the Exchange Agent shall be liable to any person in respect of any Parent Ordinary Shares, Parent ADSs, any dividends or distributions with respect to Parent Ordinary Shares or Parent ADSs or any cash from the Exchange Fund, in each case properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (i) Lost, Stolen Or Destroyed Certificates. If any Old Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as such entity may direct as indemnity against any claim that may be made against it with respect to such Old Company Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Old Company Certificate the appropriate number of Parent Ordinary Shares or Parent ADSs, determined pursuant to Section 2.02, cash in lieu of any fractional Parent Ordinary Share or Parent ADS and, if applicable, any unpaid dividends and distributions on Parent Ordinary Shares deliverable in respect thereof, in each case pursuant to this Agreement.

                  SECTION 2.04. Treatment of the Company Stock Plans and the Warrants. (a) Subject to the consummation of the Merger, not later than immediately prior to the Effective Time (i) the Company shall terminate the Company Stock Plans (as defined below) and any other plan, program or arrangement providing for the issuance, grant or purchase of any other interest in respect of the capital stock of the Company without prejudice to the Company Optionholders (as defined below); and (ii) the Company shall cause all amounts currently held as cash in participant accounts under the Company's Employee Stock Purchase Plan to be returned to the applicable participants and all previously purchased shares of Company Common Stock held in such accounts to be distributed to the applicable participants. Subject to the satisfaction or waiver, if permitted by applicable law, of the conditions set forth in Article VII, Parent and the Company shall take all actions necessary to provide that each holder (a "Company Optionholder") of an employee stock option (each a "Company Stock Option") that is outstanding immediately prior to the Effective Time will be given the right to receive, in exchange for each such Company Stock Option (whether or not then vested and exercisable), that fraction of a Parent ADS (or, in the case of a Company Optionholder who was an affiliate (as defined under the Securities Act) of the Company at the record date for the Company Stockholders' Meeting or who will be an affiliate (as defined under the Securities Act) of Parent immediately after the Effective Time, that fraction of a Parent Ordinary Share) equal to the "fair value" of such Company Stock Option (calculated as generally accepted using the "Black-Scholes" methodology, and as agreed to in good faith by Parent and the Company), calculated as of the record date for the Company Stockholders' Meeting, divided by the Parent Average Closing Price (the "Option Exchange").

                  (b) Subject to the satisfaction or waiver, if permitted by applicable law, of the conditions set forth in Article VII, Parent and the Company shall take all actions necessary to provide that each holder (a "Company Warrantholder") of a warrant to acquire Company Common Stock (each a "Warrant") that is outstanding immediately prior to the Effective Time will be given the right to receive, in exchange for each such Warrant (whether or not then exercisable), that fraction of a Parent ADS (or, in the case of a Company Warrantholder who was an affiliate (as defined under the Securities Act) of the Company at the record date for the Company Stockholders' Meeting or who will be an affiliate (as defined under the Securities Act) of Parent immediately after the Effective Time, that fraction of a Parent Ordinary Share) equal to the "fair value" of such Warrant (calculated as generally accepted using the "Black-Scholes" methodology, and as agreed to in good faith by Parent and the Company), calculated as of the record date for the Company Stockholders' Meeting, divided by the Parent Average Closing Price (the "Warrant Exchange" and, together with the Option Exchange, the "Option and Warrant Exchange").

                  (c) To the extent that any person would otherwise be entitled to receive a fraction of a Parent Ordinary Share or a Parent ADS pursuant to this Section 2.04, such fraction shall be treated in accordance with Section 2.06.

                  SECTION 2.05. Antidilution Protection For Exchange Ratio. If, between the date of Amendment No. 1 to this Agreement and the Effective Time, the outstanding Parent Ordinary Shares or shares of Company Common Stock or Series A Preferred Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Common Stock Exchange Ratio and the Series A Preferred Stock Exchange Ratio, as the case may be, shall be appropriately adjusted to provide to the holders of Company Common Stock and Series A Preferred Stock the same economic effect as contemplated by this Agreement prior to such event.

                  SECTION 2.06. Treatment of Fractional Shares. (a) As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (x) the aggregate number of Parent Ordinary Shares delivered to the Exchange Agent over (y) the aggregate number of whole Parent Ordinary Shares to be distributed (including those to be represented by Parent ADSs) in connection with the Merger and the Option and Warrant Exchange (such excess being referred to herein as the "Excess Shares"). Following the Effective Time the Exchange Agent will, on behalf of the former Company stockholders, the former Company Optionholders and the former Company Warrantholders, sell the Excess Shares at then-prevailing prices on the Neuer Markt in the manner provided in Section 2.06(b).

                  (b) The sale of the Excess Shares by the Exchange Agent will be executed on the Neuer Markt through one or more member firms and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in its sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the former Company stockholders, the former Company Optionholders and the former Company Warrantholders, the Exchange Agent will hold such proceeds in trust for such holders (the "Company Shares Trust"). All commissions, transfer taxes and other out-of-pocket transaction costs incurred in connection with such sale of Excess Shares shall be deducted from the proceeds of such sale. The Exchange Agent will determine the portion of the Company Shares Trust to which each former holder of Company Common Stock or Series A Preferred Stock, each former Company Optionholder and each former Company Warrantholder is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Company Common Stock or Series A Preferred Stock, such former Company Optionholder or such former Company Warrantholder is entitled (after taking into account all such shares held at the Effective Time and all such Company Stock Options and Warrants surrendered in the Option and Warrant Exchange by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Company Common Stock or Series A Preferred Stock, all former Company Optionholders and all former Company Warrantholders are entitled pursuant to the Merger and the Option and Warrant Exchange.

                  (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to former Company stockholders, the former Company Optionholders and the former Company Warrantholders with respect to fractional share interests, the Exchange Agent will make available such amounts to such holders. The parties acknowledge that the payment of cash in lieu of the issuance of fractional Parent Ordinary Shares and Parent ADSs is not separately bargained for consideration but merely represents a mechanical rounding off to avoid the administrative and accounting issues that may be caused by the issuance of fractional Parent Ordinary Shares and Parent ADSs."

5.       Additional Agreements.  From and after the date hereof:

(a) Section 6.03(f) of the Merger Agreement shall be amended in full to read as follows:

                  "Parent shall cause the Option and Warrant Exchange to be commenced promptly after the F-4 Registration Statement has been declared effective by the SEC and shall use all reasonable efforts to cause the Option and Warrant Exchange to be consummated not later than immediately prior to the Effective Time; provided, however, that the Effective Time shall not occur prior to the expiration of the Option and Warrant Exchange. Parent shall cause the Option and Warrant Exchange to be commenced by causing the Proxy Statement and related documents to be mailed to each Company Optionholder and Company Warrantholder, and the Proxy Statement shall state, in addition to such other disclosures as are required by applicable Law: (i) that all Company Stock Options and Warrants validly tendered will be accepted for exchange; (ii) the dates of acceptance for exchange (which shall be a period of at least 20 U.S. business days from the date the Option and Warrant Exchange is commenced) (the "Offer Period"); and (iii) that any Company Stock Option or Warrant not tendered will remain outstanding or otherwise be treated in accordance with its terms. As soon as practicable after the expiration of the Offer Period, Parent shall (i) cause to be accepted for exchange all Company Stock Options or Warrants tendered and not validly withdrawn pursuant to the Exchange Offer and (ii) cause to be canceled all Company Stock Options or Warrants so accepted for exchange by Parent. No fractional Parent Ordinary Shares or Parent ADSs shall be issued in connection with the Option and Warrant Exchange. The Option and Warrant Exchange shall be subject to, and the Offer Period shall not expire prior to, the satisfaction or, if permitted by applicable Law, waiver of the conditions set forth in Article VII; provided, however, that the Offer Period shall not expire prior to January 1, 2001."

(b) Exhibits C, D and E of the Merger Agreement shall be amended in full to read as set forth in Annexes 2, 3 and 4 hereto, respectively.

(c) The last sentence of Section 6.10 of the Merger Agreement shall be amended in full to read as follows:

                  "The foregoing notwithstanding, Parent shall be entitled to place legends as specified in the Company Affiliate Letter on the certificates evidencing any of the Parent Ordinary Shares to be received by (i) any affiliate of the Company or (ii) any person Parent reasonably identifies (by written notice to the Company) as being a person who may be deemed an affiliate of the Company, pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Ordinary Shares or the depositary for the Parent ADSs, consistent with the terms of the Company Affiliate Letter, regardless of whether such person has executed the Company Affiliate Letter and regardless of whether such person's name and address appear in Section 3.22 of the Company Disclosure Schedule."

6.       Closing Conditions.  From and after the date hereof:

(a) Section 7.02(e) of the Merger Agreement shall be amended in full to read as follows:

                  "Reserved."

(b) Section 7.02(j) of the Merger Agreement shall be amended in full to read as follows:

                  "the Company shall have filed with the Secretary of State of the State of Delaware a certificate of elimination with respect to the Company's Series D Preferred Stock, Series E Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series M-1 Preferred Stock."

7.       Termination.  From and after the date hereof:
               (a) Section 8.01(b) of the Merger Agreement shall beamended in full to read as follows:

                  "by either Parent or the Company, if the Effective Time shall not have occurred on or before March 31, 2001; provided, however, that the right to terminate this Agreement under this
                  Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;"

               (b) From and after the date hereof, Section 8.01(l) of the Merger Agreement shall be amended in full to read as follows:

                  "by Parent, if Parent shall be required to issue more than 6,650,000 Parent Ordinary Shares in connection with the Merger, the Share Exchange and the Option and Warrant Exchange."

8.       Representations and  Warranties  of the  Company.   The  Company hereby
represents and warrants to Parent that:

                  (a) The Company has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations hereunder and under the Merger Agreement and to consummate the Transactions. The execution and delivery of this Amendment by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Amendment or to consummate the Transactions (other than, with respect to the Merger, the adoption of the Merger Agreement, as amended by this Amendment, by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote with respect thereto at the Company Stockholders' Meeting and the filing and recordation of the Certificate of Merger as required by the DGCL). This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

9. Representations and Warranties of Parent. Parent hereby represents and warrants to the Company that:

                  (a) Parent has all necessary  corporate power and authority to execute and deliver this Amendment, to perform its obligations hereunder and under the Merger Agreement and to consummate the Transactions. The execution and delivery of this Amendment by Parent and the consummation by Parent of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent are necessary to authorize this Amendment or to consummate the Transactions (other than the resolutions of the Management Board (Vorstand) and the Supervisory Board (Aufsichtsrat) approving the capital increase, the filing of the approval of the capital increase by the Management Board (Vorstand) and the Supervisory Board (Aufsichtsrat) of Parent with the commercial register (Handelsregister) for Parent and any other action related thereto). This Amendment has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties hereto, and subject to Section 6.14 of the Merger Agreement, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

10. Effect on Agreement. (a) From and after the date hereof, each reference in the Merger Agreement or any other agreement in connection therewith to "this Agreement", "hereunder", "hereof" or words of like import referring to the

Merger Agreement, shall mean and be a reference to the Merger Agreement as amended by this Amendment. (b) The Merger Agreement as specifically amended hereby and subject to the conditions herein, is and shall remain in full force and effect and is in all respects ratified and confirmed.

11. Merger Sub Joinder. Aspen Merger Sub Inc., in its capacity as Merger Sub, hereby agrees to become a party to and to be bound by the terms and provisions of the Merger Agreement, as amended hereby.

12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13. Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.



                                       TREEV, INC.



                                       By:      /s/ Thomas A. Wilson
                                       -----------------------------------------
                                       Name:  Thomas A. Wilson
                                       Title:  President and
                                       Chief Executive Officer


                                       -----------------------------------------
                                       Name:  Brian H. Hajost
                                       Title:  Executive Vice President


                                       CE COMPUTER EQUIPMENT AG


                                       By:      /s/ Hans-Jurgen Brintrup
                                       -----------------------------------------
                                       Name:  Hans-Jurgen Brintrup
                                       Title:  Member of the Board of Management


                                       By:      /s/ Thomas Wenzke
                                       -----------------------------------------
                                       Name:  Thomas Wenzke
                                       Title:  Member of the Board of Management



                                       ASPEN MERGER SUB INC.


                                       By:      /s/ Hans-Jurgen Brintrup
                                       -----------------------------------------
                                       Name:  Hans-Jurgen Brintrup
                                       Title:  Chairman and President

                                                      Annex 1 to Amendment No. 1

                                                                       EXHIBIT A

                    LIST OF OFFICERS OF SURVIVING CORPORATION

                Julia A. Bowen, Vice President & General Counsel
                   Thomas Giampa, Vice President, Development
   Brian H. Hajost, Executive Vice President, Finance & Corporate Development
          Richard McMahon, Senior Vice President, Professional Services
                  Mark A. Paiewonsky, Vice President of Finance
                   Thomas Wenzke, Chief Administrative Officer
              Thomas A. Wilson, President & Chief Executive Officer

                                                      Annex 2 to Amendment No. 1

                                                                       EXHIBIT C



November 21, 2000

PricewaterhouseCoopers LLP                         Cooley Godward LLP
1177 Avenue of the Americas                        One Maritime Plaza
New York, NY 10036                                 San Francisco, CA  94111-3699

Ladies and Gentlemen:

                  In order to enable you to deliver an opinion in connection with the proposed merger (the "Merger") of Aspen Merger Sub Inc., a Delaware corporation ("Merger Sub"), with and into TREEV, Inc., a Delaware corporation (the "Company"), and related transactions, pursuant to which the Company will become a wholly-owned subsidiary of CE Computer Equipment AG, a German corporation ("Parent"), as described in the Amended and Restated Agreement and Plan of Merger between Parent and the Company, dated as of November 19, 1999 and amended and restated as of May 8, 2000, as amended by Amendment No. 1 thereto, dated as of November 20, 2000 (as so amended, the "Merger Agreement"), the undersigned officer of the Company hereby represents on behalf of the Company that, to the best knowledge and belief of such officer, after due inquiry and investigation, the following statements are true now and will continue to be true as of the Effective Time (as defined in the Merger Agreement):

     1. The fair market value of the Parent ordinary shares, including Parent ordinary shares represented by American Depositary Shares (collectively, the "Parent Shares"), received by each Company shareholder in the transactions described in the Merger Agreement (the "Transactions"), will be approximately equal to the fair market value of the shares of the Company Common Stock and Series A Preferred Stock (collectively, the "Company Stock") surrendered in exchange therefor. The formulas set forth in the Merger Agreement for the exchange of Parent Shares for the Company Stock, and the other terms of the Merger Agreement, are the result of arm's-length bargaining.

     2. Prior to and in connection with the Merger, (i) the Company has not redeemed (and will not redeem) any Company Stock and has not made (and will not make) any extraordinary distributions (as described in Treasury Regulation Section 1.368-1T(e)) with respect thereto and (ii) persons that are related to the Company within the meaning of Treasury Regulation
     Section 1.368-1(e)(3) (determined without regard to Treasury Regulation Section?1.368-1(e)(3)(i)(A)) have not acquired (and will not acquire) Company Stock from any holder thereof except as set forth in the Merger Agreement.

     3. At the Effective Time, the Company will have no stock or other equity interests outstanding other than those set forth in Section 3.03 of the Merger Agreement. The Company does not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock (or other equity interest) in the Company or vote (or restrict or otherwise control the vote of) Company

     Stock that, if exercised or converted, would affect Parent's acquisition or retention of Control of the Company. For purposes of this letter, "Control" means the direct ownership of stock in the Company possessing at least 80% of the total combined voting power of all classes of stock of the Company entitled to vote and at least 80% of the total number of shares of each other class of stock of the Company. For purposes of determining Control, a person will not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person.

     4. The Company has no plan or intention to issue additional shares of its stock, or take any other action, that would result in Parent losing Control of the Company.

     5. The Company and its shareholders will pay separately their respective expenses, if any, incurred in connection with the Transactions.

     6. The Company is not an investment company as defined in sections 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

     7. The fair market value of the assets of the Company exceed the sum of its liabilities plus the amount of liabilities, if any, to which the assets are subject.

     8. The Company is not under the jurisdiction of a court in a case under Title 11 of the United States Bankruptcy Code, or in a receivership, foreclosure or similar proceeding in a Federal or state court within the meaning of section 368(a)(3)(A) of the Code.

     9. In connection with the Transactions, 100% of the total combined voting power of all classes of stock of the Company entitled to vote and 100% of the total number of shares of each other class of stock of the Company will be exchanged solely for Parent Shares which are entitled to vote. For purposes of this representation, no cash or other property has been furnished directly or indirectly by Merger Sub or Parent (or anyone related to either of them within the meaning of Treasury Regulation Section?1.368-1(e)(3), or anyone acting on behalf of any of them as an agent, in each case a "Related Party") in connection with redemptions or purchases of Company Stock by the Company or distributions by the Company to Company shareholders. In addition, no liabilities of the Company shareholders will be assumed by Parent or Merger Sub (or any Related Party), nor will any of the Company Stock be subject to any liabilities.

     10. Pursuant to the Merger, Merger Sub will merge with and into the Company, and the Company will acquire all of the assets and liabilities of Merger Sub. Following the Transactions, the Company will continue to hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Merger, and at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of Merger Sub held immediately prior to the Merger. For purposes of this representation, any amounts paid by the Company to dissenting Company shareholders or to Company shareholders who receive cash or other property in the Merger, amounts used by the Company to pay reorganization expenses, and all redemptions and distributions or other payments in respect of Company Stock or rights to acquire such stock (except for regular, normal dividends) made by the Company in contemplation of the Merger will be included as assets of the Company or Merger Sub, respectively, immediately prior to the Merger.

     11. Other than in the ordinary course of its business, the Company has not disposed of any of its assets (including any distributions of assets with respect to, or in redemption of, stock) since January 1, 1998.

     12. Other than shares of Company Stock or options to acquire Company Stock issued as compensation to present or former service providers (including, without limitation, employees or directors of the Company) in the ordinary course of business, if any, no issuances of Company Stock or rights to acquire Company Stock have occurred since July 1, 1999 other than pursuant to options, warrants, or agreements outstanding prior to July 1, 1999.

     13. The liabilities of the Company have been incurred by the Company in the ordinary course of business.

     14. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired or will be settled at a discount.

     15. The documents listed in the attached Exhibit 1 represent the full and complete agreement among Parent, Merger Sub and the Company regarding the Transactions, and there are no other written or oral agreements regarding the Transactions.

     16. The Transactions will be consummated solely in compliance with the material terms of the Merger Agreement. None of the material terms and/or conditions therein has been waived or modified, and there is no plan or intention to waive or to modify any such material term or condition.

     17. The payment of cash in lieu of fractional shares of Parent Shares is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained for consideration. The fractional share interests of each holder of Parent Shares will be aggregated, and no such holder will receive cash in an amount equal to or greater than the value of one full share of Parent Shares. The total cash consideration that will be paid to Company shareholders in lieu of fractional shares will not exceed 1% of the total consideration that will be issued to the Company shareholders in exchange for their shares. None of the cash to be paid in lieu of fractional shares will be provided, directly or indirectly, by Parent, Merger Sub or the Company.

     18. The Company has no plan to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Sub, except for dispositions made in the ordinary course of business or transfers described in Treasury Regulation Section 1.368-1(d) and Treasury Regulation Section 1.368-2(k) or section 368(a)(2)(C) of the Code (in which case the foregoing representation shall be deemed to apply to any transferee).

     19. Following the Merger, the Company will continue a significant line of its historic business or use a significant portion of its historic business assets in a business.

     20. Immediately after the Transactions, not more than fifty percent (50%) of the total voting power and not more than fifty percent (50%) of the total value of all outstanding Parent stock will be owned, in the aggregate (taking into account any attribution or constructive ownership rules of Treasury Regulation Section 1.367(a)-3(c)), by U.S. persons that are either officers or directors of the Company or that will own stock representing at least five percent (5%) or more of the total voting power or total value of all outstanding Company stock immediately prior to the Transactions. For purposes of this representation, any stock of Parent owned by U.S. persons immediately after the Transactions shall be taken into account, whether or not received in exchange for stock or securities of the Company.

     21. No option (or interest similar to an option) to acquire Company capital stock has been or will be issued or acquired with a principal purpose of avoiding the general rule of Section 367(a)(1) of the Code.

     22. None of the Parent Shares received by any shareholder-employee or shareholder-independent contractor of the Company in the Transactions will be separate consideration for, or allocable to, past or future services. None of the compensation received by any shareholder-employee or shareholder-independent contractor of the Company is separate consideration for, or allocable to, such shareholder-employee's or shareholder-independent contractor's shares of Company Stock surrendered in the Transactions, and the compensation paid to such shareholder-employee or shareholder-independent contractor will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     23. In each instance in which the Company incurred indebtedness, at the time such indebtedness was incurred, the Company intended to repay such indebtedness in accordance with its terms.

     24. Neither the Company nor any related person of the Company (as such term is defined in Treasury Regulation Section 1.368-1(e)(3)) has treated, or has any plan or intention to treat, any instrument denominated as indebtedness of the Company as anything other than debt for tax or any other purpose.

     25. In each instance in which Parent or BW Technologie-Beteiligugsgesellschaft has provided a loan to the Company, the terms of such loan, including the interest rate and payment terms, were arm's length and commercially reasonable as compared to loans of a similar amount and maturity.

     26. The BW Note Agreement between Parent and the Company dated as of November 21, 2000 will be implemented in accordance with its terms.

     27. Following the completion of the transactions described in the BW Note Agreement, (i) the Company will not be in default with respect to any outstanding indebtedness of the Company, and (ii) the Company will have no plan or intention to retire any indebtedness of the Company in exchange for any consideration other than in accordance with its terms.

     28. The Company has not held discussions with any holder of Company indebtedness (nor has the Company retained any person to engage in such discussions whether such discussions are to occur before or after the Effective Time) regarding the acquisition of or retirement of such indebtedness for less than the principal amount of the indebtedness.

     29. The Company's principal reasons for participating in the Transactions are bona fide business purposes not related to taxes.

     30. The undersigned officer is authorized to make the certifications contained in this letter on behalf of the Company.

It is understood that (i) your opinions will be based on the representations set forth herein and on the statements contained in the Merger Agreement (including all schedules and exhibits thereto) and documents related thereto, (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects or if any of the covenants or obligations set forth in the Merger Agreement are not satisfied in all material respects and (iii) your opinions will not address any tax consequences of the Transactions or any action taken in connection therewith except as expressly set forth in such opinions.

Notwithstanding anything herein to the contrary, the undersigned makes no representations regarding any actions or conduct of the Company pursuant to Parent's exercise of control over the Company after the Merger.

The Company undertakes to inform you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect on or prior to the Effective Time.

                                   Very truly yours,


                                   TREEV, Inc.

                                   By:__________________________
                                   Title:________________________

                                                                       Exhibit 1

                           MERGER AGREEMENT DOCUMENTS


1. Amended and Restated Agreement and Plan of Merger Between CE Computer Equipment AG and TREEV, Inc., dated as of November 19, 1999 and restated as of May 8, 2000, and Amendment No. 1 thereto, dated as of November 20, 2000.

2. Voting and Registration Rights Agreement, dated as of November 19, 1999 and amended as of May 8, 2000 and Letter Agreement thereto, dated as of November 20, 2000, from CE Computer Equipment AG to each of the parties identified on Schedule A thereto.

3. Series A Preferred Stock Voting and Registration Rights Agreement, dated as of August 22, 2000 and Letter Agreement thereto, dated as of November 20, 2000, from CE Computer Equipment AG to each of the parties identified on Schedule A thereto.

4. Exchange Agent Agreement between CE Computer Equipment AG and The Bank of New York, as agent, to be dated as of November 22, 2000.

5. Contribution Agent Agreement between CE Computer Equipment AG and Aspen Merger Corporation, as agent, dated as of November 17, 2000.

                                                      Annex 4 to Amendment No. 1

                                                                       EXHIBIT D


November 21, 2000


PricewaterhouseCoopers LLP                         Cooley Godward LLP
1177 Avenue of the Americas                        One Maritime Plaza
New York, NY 10036                                 San Francisco, CA  94111-3699

Ladies and Gentlemen:

In order to enable you to deliver an opinion in connection with the proposed merger (the "Merger") of Aspen Merger Sub Inc., a Delaware corporation ("Merger Sub"), with and into TREEV, Inc., a Delaware corporation (the "Company"), and related transactions, pursuant to which the Company will become a wholly-owned subsidiary of CE Computer Equipment AG, a German corporation ("Parent"), as described in the Amended and Restated Agreement and Plan of Merger between Parent and the Company, dated as of November 19, 1999 and amended and restated as of May 8, 2000, as amended by Amendment No. 1 thereto, dated as of November 20, 2000 (as so amended, the "Merger Agreement"), the undersigned officers of Parent and Merger Sub hereby represent on behalf of Parent and Merger Sub that, to the best knowledge and belief of such officers, after due inquiry and investigation, the following statements are true now and will continue to be true as of the Effective Time (as defined in the Merger Agreement):

     1. The fair market value of the Parent ordinary shares, including the Parent ordinary shares represented by American Depositary Shares (collectively, the "Parent Shares"), received by each Company shareholder in the transactions described in the Merger Agreement (the "Transactions"), will be approximately equal to the fair market value of the shares of the Company Common Stock and Series A Preferred Stock (collectively, the "Company Stock") surrendered in exchange therefor. The formulas set forth in the Merger Agreement for the exchange of Parent Shares for Company Stock, and the other terms of the Merger Agreement, are the result of arm's-length bargaining.

     2. In connection with the Transactions, 100% of the total combined voting power of all classes of stock of the Company entitled to vote and 100% of the total number of shares of each other class of stock of the Company will be exchanged solely for Parent Shares which are entitled to vote. For purposes of this representation, no cash or other property has been furnished directly or indirectly by Merger Sub or Parent (or anyone related to either of them within the meaning of Treasury Regulation Section?1.368-1(e)(3), or anyone acting on behalf of any of them as an agent, in each case a "Related Party") in connection with redemptions or purchases of Company Stock by the Company or distributions by the Company to Company shareholders. In addition, no liabilities of the Company shareholders will be assumed by Parent or Merger Sub (or any Related Party), nor will any of the Company Stock be subject to any liabilities.

     3. Pursuant to the Merger, Merger Sub will merge with and into the Company, and the Company will acquire all of the assets and liabilities of Merger Sub. Following the Transactions, Parent intends to cause the Company to hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Merger, and at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of Merger Sub held immediately prior to the Merger. For purposes of this representation, any amounts paid by the Company or Merger Sub to dissenters, amounts paid by the Company or Merger Sub to Company shareholders who receive cash or other property, amounts used by the Company or Merger Sub to pay reorganization expenses, and all redemptions and distributions or other payments in respect of Company Stock or rights to acquire such stock (except for regular, normal dividends) made by the Company in contemplation of the Merger will be included as assets of the Company or Merger Sub, respectively, immediately prior to the transaction.

     4. Following the Transactions, members of Parent's "qualified group" (as defined in Treasury Regulation Section 1.368-1(d)(4)) will continue a significant line of the historic business of the Company or use a significant portion of the Company's historic business assets in a business.

     5. Following the Transactions, Parent has no plan or intention to liquidate the Company; to merge the Company with or into another corporation; to cause the Company to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Sub, except for dispositions made in the ordinary course of business or transfers described in Treasury Regulation Section 1.368-1(d) and Treasury Regulation Section 1.368-2(k) (in which case the foregoing representation shall be deemed to apply to any transferee); to sell or otherwise dispose of any Company Stock; or to contribute Company Stock to any other entity, except for transfers described in section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code") or Treasury Regulation Section 1.368-2(k) (in which case the foregoing representations shall be deemed to apply to any transferee).

     6. Parent has no plan or intention to reacquire any of its stock issued in the Transactions. To the best of the knowledge of the management of Parent, no person related to Parent within the meaning of Treasury Regulation
     Section 1.368-1(e)(3) and no person acting as an intermediary for Parent or such a related person has a plan or intention to acquire any of the Parent Shares issued in the Transactions. On August 2, 2000, Parent was authorized but not directed by its shareholders to repurchase up to 2,000,817 shares

     (representing approximately ten percent) of the capital stock of Parent at any time prior to December 31, 2001. Although Parent has no plan or intention to engage in any such stock repurchase, any such repurchase would be made on the open market through a broker for the prevailing market price and would not favor participation by former Company shareholders. Additionally, Parent would not know the identity of the sellers of the Parent stock and such sellers would not know whether Parent is the buyer of such stock.

     7. Parent has no plan or intention to cause the Company to issue additional shares of Company Stock that would result in Parent losing Control of the Company. For purposes of this letter, "Control" means the direct ownership of stock in the Company possessing at least 80% of the total combined voting power of all classes of stock of the Company entitled to vote and at least 80% of the total number of shares of each other class of stock of the Company. For purposes of determining Control, a person will not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person.

     8. The Contribution Agent (as defined in the Merger Agreement) has formed Merger Sub on behalf of and as the agent of Parent and will participate in the Transactions and otherwise effectuate the exchange of Parent Shares for Company Stock solely to facilitate Parent's compliance with German corporate law regarding the issuance of shares.

     9. Merger Sub was formed solely for the purpose of merging into the Company, has not owned and does not own any assets, and has not been and is not subject to any liabilities.

     10. Prior to the Merger, the Contribution Agent will hold all of Merger Sub's issued and outstanding common stock solely on behalf of and as the agent of Parent.

     11. No shares of Merger Sub will be used as consideration in the Merger or otherwise issued to shareholders of the Company.

     12. The exchange by the Contribution Agent of Company Stock for Parent Shares will occur as soon as possible after the Merger.

     13. Parent and Merger Sub will pay separately their respective expenses, if any, incurred in connection with the Transactions.

     14. None of Parent, Merger Sub, or any other direct or indirect subsidiary of Parent beneficially owns, nor has owned during the past five years, any shares of Company Stock or the right to acquire or vote such shares (except such rights as are granted in the Merger Agreement).

     15. With respect to each instance, if any, in which shares of Company Stock have been purchased (a "Stock Purchase") by any person during the period since January 1, 1999: (i) the Stock Purchase was not made by such person as a representative of Parent; (ii) the purchase price paid by such person pursuant to the Stock Purchase was not advanced, and will not be reimbursed, either directly or indirectly, by Parent; (iii) at no time was such person or any other party required or obligated to surrender to Parent the Company Stock acquired in the Stock Purchase, and neither such person nor any other party will be required to surrender to Parent the Parent Shares for which such shares of stock of the Company will be exchanged in the Merger; and (iv) the Stock Purchase was not a formal or informal condition to consummation of the Merger.

     16. Immediately after the Transactions, not more than fifty percent (50%) of the total voting power and not more than fifty percent (50%) of the total value of all outstanding Parent stock will be owned, in the aggregate (taking into account any attribution or constructive ownership rules of Treasury Regulation Section 1.367(a)-3(c)), by U.S. persons that are either officers or directors of the Company or that own stock representing at least five percent (5%) or more of the total voting power or total value of all outstanding Company Stock immediately prior to the Transactions. For purposes of this representation, any stock of Parent owned by U.S. persons immediately after the Transactions shall be taken into account, whether or not received in exchange for stock or securities of the Company.

     17. Throughout the entire 36-month period immediately preceding the Transactions, Parent, directly or through one or more qualified subsidiaries (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(vii)), will have been engaged in an active trade or business, consisting of producing systems for integrated document management and archiving, outside of the United States, and Parent has no intention to dispose of or discontinue such active trade or business.

     18. At the time of the Transactions, the fair market value of Parent (not taking into account assets acquired outside the ordinary course of business within the 36-month period immediately preceding the Transactions) will be at least equal to the fair market value of the Company.

     19. After the Transactions, Parent will, and will cause the Company to, comply with the record-keeping and information filing requirements of Treasury Regulation Section 1.367(a)-3(c)(6).

     20. No option (or interest similar to an option) to acquire Parent stock has been or will be issued or acquired with a principal purpose of avoiding the general rule of Section 367(a)(1) of the Code.

     21. Neither Parent nor Merger Sub is an investment company as defined in sections 368(a)(2)(F)(iii) and (iv) of the Code.

     22. None of the Parent Shares received by any shareholder-employee or shareholder-independent contractor of the Company in the Transactions will be separate consideration for, or allocable to, past or future services. None of the compensation received by any shareholder-employee or shareholder-independent contractor of the Company is separate consideration for, or allocable to, such shareholder-employee's or shareholder-independent contractor's shares of Company Stock surrendered in the Transactions, and the compensation paid to such shareholder-employee or shareholder-independent contractor will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     23. The documents listed in the attached Exhibit 1 represent the full and complete agreement among Parent, Merger Sub and the Company regarding the Transactions, and there are no other written or oral agreements regarding the Transactions.

     24. The Transactions will be consummated solely in compliance with the material terms of the Merger Agreement; as of the date hereof, none of the material terms and/or conditions therein has been waived or modified, and there is no plan or intention to waive or to modify any such material term or condition.

     25. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired or will be settled at a discount.

     26. The payment of cash in lieu of fractional shares of Parent Shares is solely for the purposes of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained for consideration. The fractional share interests of each holder of Parent Shares will be aggregated, and no such holder will receive cash in an amount equal to or greater than the value of one full share of Parent Shares. The total cash consideration that will be paid to Company shareholders in lieu of fractional shares will not exceed 1% of the total consideration that will be issued to the Company shareholders in exchange for their shares. None of the cash to be paid in lieu of fractional shares will be provided, directly or indirectly, by Parent, Merger Sub or the Company.

     27. In each instance in which Parent has provided a loan to the Company, at the time such loan was provided, Parent expected the Company to repay such loan in accordance with its terms.

     28. Neither Parent nor any related person of Parent (as such term is defined in Treasury Regulation Section 1.368-1(e)(3)) has treated, or has any plan or intention to treat, any instrument denominated as indebtedness of the Company as anything other than debt for tax or any other purpose.

     29. Parent has not held discussions with any holder of Company indebtedness (nor has Parent retained any person to engage in such discussions whether such discussions are to occur before or after the Effective Time) regarding the acquisition of or retirement of such indebtedness for less than the principal amount of the indebtedness.

     30. Parent has no plan or intention to cause the Company to retire any indebtedness of the Company except in accordance with its terms.

     31. Parent has no plan or intention to acquire from any third party any indebtedness of the Company.

     32. The BW Note Agreement between Parent and the Company dated as of November 21, 2000 will be implemented in accordance with its terms.

     33. Parent's principal reasons for participating in the Transactions are bona fide business purposes not related to taxes.

     34. The undersigned officers are authorized to make the certifications contained in this letter on behalf of Parent and Merger Sub, as the case may be.

It is understood that (i) your opinions will be based on the representations set forth herein and on the statements contained in the Merger Agreement (including all schedules and exhibits thereto) and documents related thereto, (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects or if any of the covenants or obligations set forth in the Merger Agreement are not satisfied in all material respects and (iii) your opinions will not address any tax consequences of the Transactions or any action taken in connection therewith except as expressly set forth in such opinions.

Parent and Merger Sub undertake to inform you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect on or prior to the Effective Time.

                                                  Very truly yours,

                                                  CE Computer Equipment AG

                                                  By:__________________________
                                                  Title:________________________


                                                  Aspen Merger Sub Inc.

                                                  By:__________________________
                                                  Title:________________________

                                                                       Exhibit 1

                           MERGER AGREEMENT DOCUMENTS


1. Amended and Restated Agreement and Plan of Merger Between CE Computer Equipment AG and TREEV, Inc., dated as of November 19, 1999 and amended and restated as of May 8, 2000, and Amendment No. 1 thereto, dated as of November 20, 2000.

2. Voting and Registration Rights Agreement, dated as of November 19, 1999 and amended as of May 8, 2000 and Letter Agreement thereto, dated as of November 20, 2000, from CE Computer Equipment AG to each of the parties identified on Schedule A thereto.

3. Series A Preferred Stock Voting and Registration Rights Agreement, dated as of August 22, 2000 and Letter Agreement thereto, dated as of November 20, 2000, from CE Computer Equipment AG to each of the parties identified on Schedule A thereto.

4. Exchange Agent Agreement between CE Computer Equipment AG and The Bank of New York, as agent, to be dated as of November 22, 2000.

5. Contribution Agent Agreement between CE Computer Equipment AG and Aspen Merger Corporation, as agent, dated as of November 17, 2000.

                                                                       EXHIBIT E


                        FORM OF COMPANY AFFILIATE LETTER



TREEV, Inc.
13900 Lincoln Park Drive
3rd Floor
Herndon, Virginia 20171
USA

CE Computer Equipment AG
Herforder Stra(beta)e 155A
33609 Bielefeld
Germany

Ladies and Gentlemen:

                  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of TREEV, Inc., a Delaware corporation ("Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of November 19, 1999 and amended and restated as of May 8, 2000, as amended by Amendment No. 1 thereto dated as of November 20, 2000 (as so amended, the "Agreement"), between CE Computer Equipment AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("Parent"), and the Company, Aspen Merger Sub Inc., a Delaware corporation, shall be merged with and into the Company (the "Merger"), and the stockholders of the Company shall receive ordinary shares, without par value, of Parent ("Parent Ordinary Shares") or American Depositary Shares ("Parent ADSs") representing Parent Ordinary Shares in exchange for shares of common stock, par value $.0001 per share, of the Company (the "Company Common Stock") and shares of Series A Cumulative Convertible Preferred Stock, par value $.0001 per share, of the Company (the "Company Series A Preferred Stock"). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

                  I understand and acknowledge that persons who are affiliates of Parent or the Company will not be eligible to hold Parent ADSs and will instead receive Parent Ordinary Shares in the Merger and the Option and Warrant Exchange. As a result of the Merger and the Option and Warrant Exchange, I may receive Parent Ordinary Shares or Parent ADSs in exchange for shares owned by me of Company Common Stock or Company Series A Preferred Stock, warrants owned by me to acquire Company Common Stock or employee stock options of the Company, as the case may be (the Parent ADSs together with the Parent Ordinary Shares are hereinafter collectively referred to as the "Parent Securities").

                  I represent, warrant and covenant to Parent that in the event I receive any Parent Securities as a result of the Merger or the Option and Warrant Exchange:

          A. I shall not make any sale, transfer or other disposition of Parent Securities in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Securities to the extent I felt necessary, with my counsel or counsel for the Company.

          C. I have been advised that the issuance of Parent Securities to me pursuant to the Merger and the Option and Warrant Exchange shall be registered with the Commission under the Act on a Registration Statement on Form F-4. However, I have also been advised that, since
          (a) at the time the Merger shall be submitted for a vote of the stockholders of the Company, I may be deemed to be an affiliate of the Company and (b) the distribution by me of Parent Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of Parent Securities issued to me in the Merger and the Option and Warrant Exchange unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act,
          (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. I understand that, except as provided in the Agreement [and in the Voting Agreement, as amended, to which I am a party], Parent is under no obligation to register the sale, transfer or other disposition of Parent Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          E. I also understand that stop transfer instructions will be given to Parent's transfer agents or the depositary for the Parent ADSs with respect to Parent Securities issued to me and that there will be placed on the certificates for Parent Securities issued to me, or any substitutions therefor, a legend stating in substance:

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED _________________ BETWEEN THE REGISTERED HOLDER HEREOF AND CE COMPUTER EQUIPMENT AG, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF CE COMPUTER EQUIPMENT AG."

          F. I also understand that, unless the sale or transfer by me of Parent Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SECURITIES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

                  Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                                              Very truly yours,




                                                              Name:




Accepted this ____ day of

_____________ , ____, by


CE COMPUTER EQUIPMENT AG


By:
     ---------------------------------------
        Name:
        Title:


TREEV, INC.


By:
     ---------------------------------------
        Name:
        Title: